Exhibit 10.8

PAYROLL SERVICES AGREEMENT

by and between

MARRIOTT INTERNATIONAL, INC.

and

MARRIOTT VACATIONS WORLDWIDE CORPORATION

effective

November 19, 2011

TABLE OF CONTENTS

Section 1 — Definition of Terms	1

Section 2 —Services	2

Section 3 — Billing and Payment	3

3.1 Non-Termination Services	3

3.2 Termination Services	3

3.3 Additional Costs	4

Section 4 — Term and Termination	4

Section 5 — Ownership of Systems and Material	4

Section 6 — Obligations and Relationship	5

6.1 Service Provider’s Obligations	5

6.2 Client’s Obligations	5

6.3 Taxes	7

6.4 Access	7

6.5 Subcontracting	7

6.6 Relationship of Parties	7

6.7 Audit Rights	7

Section 7 — Confidential Treatment of Information	8

7.1 Confidentiality	8

7.2 Client Information	8

7.3 Retention of Client Information	9

Section 8 — Disclaimers; Indemnification; Limitations of Liability	9

8.1 Limited Warranty	9

8.2 Limitations of Liability and Indemnification	9

8.3 Force Majeure	10

8.4 Laws and Government Regulations	10

8.5 Exclusive Liability	10

Section 9 — Default	11

Section 10 — Miscellaneous	11

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EXHIBIT A — SOFTWARE SERVICES	1

EXHIBIT B — PAYROLL SERVICES	1

EXHIBIT C – TERMINATION SERVICES	1

EXHIBIT D — COST SCHEDULE	1

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PAYROLL SERVICES AGREEMENT

This PAYROLL SERVICES AGREEMENT (this “Agreement”), together with the Exhibits attached hereto and made a part hereof (each “Exhibit” or, together, the “Exhibits”), is made and entered into on November 17, 2011 (the “Agreement Date”), effective November 19, 2011, by and between MARRIOTT INTERNATIONAL, INC., a Delaware corporation (“MII”) and MARRIOTT VACATIONS WORLDWIDE CORPORATION, a Delaware corporation (“MVWC”).

R E C I T A L S

WHEREAS, pursuant to that certain Separation and Distribution Agreement, effective on November 19, 2011 (the “Separation Agreement”), between MII and MVWC, MII has agreed to distribute all of the issued and outstanding common shares of MVWC to the shareholders of MII on a pro rata basis, subject to the terms and conditions therein (the “Spinoff”).

WHEREAS, in connection with the Spinoff, MII and MVWC have agreed that MII and its Affiliates (as defined in the Separation Agreement) (collectively, “Service Provider”) shall provide MVWC and its Affiliates (collectively, “Client”) with certain services on a temporary basis after the Closing, including employee payroll and payroll-related services;

WHEREAS, capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Separation Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Client and Service Provider agree as follows:

Section 1 — Definition of Terms

As used in this Agreement, the following capitalized terms shall have the meanings set forth herein:

(a)	“Client Information” shall be all Client data and information entered into or held by Marriott for purposes of entry into the Marrpay® Software, or generated by the Marrpay® Software.

(b)	“Default” shall have the meaning specified in Section 9.

(c)

“LMS” shall mean the labor management scheduling application that interfaces with Marrpay® for processing of time and attendance records, as such application may be updated or replaced by Service Provider from time to time.

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(d)

“Marrpay On-Line Service®” shall mean those mainframe-computer-based features of the Marrpay® Software which permit remote entry and retrieval of information. It includes, among other things, information retrieval, file maintenance, time data entry processes and Report Writer functionality.

(e)

“Marrpay® Software” shall mean the mainframe-computer-based software system which performs payroll and employee services processing in order to, among other things, issue payroll payments, payroll registers, Forms W-2, and information reports.

(f)	“MBS” shall mean the Marriott Business Services department of Marriott International, Inc.

(g)	“Services” shall mean the services as described in Section 2 below and in Exhibits A, B and C to be provided by Service Provider to Client in any Client location within the United States including the U.S. Virgin Islands.

(h)

“Software Products” shall mean all the proprietary software, including but not limited to Marrpay® Software, On-Demand and LMS, owned and developed or procured by Service Provider, including any Third-Party Software relating thereto, and any and all materials, procedures, manuals and other documentation to be utilized for the provision of the Services.

(i)	“Weeks Reported for Pay” shall mean each instance in which an employee has time data reported for payroll payment as tracked and reported by Marrpay®.

Section 2 —Services

During the term of this Agreement as defined in Section 4, Service Provider shall provide to Client the following Services:

(a)	the software products and related rights, access and services including but not limited to the rights, access and services identified in Exhibit A (the “Software Services”);

(b)	payroll and payroll-related services (the “Payroll Services”) which shall include but are not limited to the services identified in Exhibit B (collectively with the Software Services, the “Non-Termination Services”); and

(c)	services provided in connection with the termination or cancellation of the provision of any Non-Termination Services (the “Termination Services”), which include but are not limited to the services specifically identified in Exhibit C.

Client may use the Services for its own internal business purposes for its business conducted under brands licensed from Service Provider, consistent with the terms of the underlying agreement between Service Provider and the applicable product/service vendor, and may not

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resell the Services or otherwise make them available for use by third parties (provided, that a property owner’s association or similar entity for a project operated by Client under brands licensed from Service Provider shall not be considered a third party for purposes of this Section 2).

Section 3 — Billing and Payment

3.1	Non-Termination Services. Client will pay the costs set forth in Exhibit D for the Non-Termination Services performed pursuant to this Agreement. Such costs that are currently allocated are subject to change based on annual budgets, actual expenditures, or other metrics, whether or not such allocation is set forth or described in the Exhibits; provided, that all such allocations to Client shall be made on a fair and reasonable basis, and Client acknowledges that such allocation methodologies in place as of the Closing Date are fair and reasonable; provided further, that if a portion of the costs for any Non-Termination Services are attributable to the development of systems enhancements with a total cost of $5 million or more, (i) if such systems enhancements are not intended to become effective during the period during which the Non-Termination Services are provided, Client shall not be allocated any costs for such systems enhancements, and (ii) if such systems enhancements become effective before the end of the period during which the Non-Termination Services are provided under this Agreement, then Service Provider and Client shall discuss and agree on a reasonable allocation of such costs to Client taking into consideration the remaining term of the provision of the related Non-Termination Services hereunder. Such allocations shall be subject to periodic “true-ups” for actual allocated costs. Service Provider shall bill Client for the Non-Termination Services at the times and in the manner as such billing is made immediately prior to the Closing Date, and Client shall pay Service Provider at the times and in the manner as payment is customarily made as of the Closing Date, in each case unless otherwise specified in the Exhibit D, but in no event shall any payments be made more than thirty (30) days after the invoice date. Notwithstanding the foregoing, payments made by Service Provider to third parties (or Client employees) on behalf of Client will be drawn by Service Provider directly from Client bank accounts which Client shall keep funded with sufficient amounts to enable Service Provider to make such payments, and Service Provider shall not be required to advance or use any of its own funds to make any such payments. Any payments not made by Client to Service Provider when due shall bear interest, computed daily, from the date due to the date of payment based on the annual percentage rate equal to the Prime Rate, plus three percentage points (3%). “Prime Rate” means the “rate” that Citibank, N.A. (or its successor entity) publishes from time to time as its prime lending rate in effect from time to time. Service Provider shall be entitled to the costs of collecting any overdue amounts including reasonable attorneys’ fees and expenses.

3.2	Termination Services. Client will pay the costs set forth in paragraph 4 of Exhibit D for the Termination Services.

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3.3	Additional Costs. Client will pay the costs for audits as set forth in Section 6.7 and the costs for retaining access to LMS as set forth in paragraph (4) of Exhibit A, as applicable.

Section 4 — Term and Termination

4.1	This Agreement shall terminate on the earliest to occur of (a) the latest date on which any Service is to be provided as indicated in Section 4.2 and the Exhibits, and (b) the date on which the provision of all Services has been terminated or cancelled pursuant to this Section 4. Sections 3, 5, 6.3, 6.4, 6.6, 7 and 8 shall survive any termination of this Agreement or cancellation of any Services hereunder.

4.2	Unless cancelled earlier pursuant to Section 4.3, the Non-Termination Services shall expire upon completion of all regular payroll processing activities for Client for the 2013 payroll tax year. No Non-Termination Services will relate to the 2014 or any subsequent payroll tax year. The term during which the Termination Services shall be provided is as set forth in Exhibit C.

4.3	Notwithstanding Section 4.1 and 4.2, either party shall have the right to terminate this Agreement upon the Default of the other party immediately by providing written notice of termination. Client may terminate this Agreement for any reason or no reason upon one hundred twenty (120) days notice to Service Provider.

4.4	Notwithstanding Section 4.3, this Agreement may not be terminated by Client with respect to only some of the Services, but must be terminated with respect to all Services except as Service Provider agrees otherwise.

Section 5 — Ownership of Systems and Material

All Software Products, systems, programs, operating instructions, and other documentation prepared by Service Provider in connection with provision of the Services shall be and remain confidential and proprietary to Service Provider or third parties that supplied them and shall not be used for any purpose independent of the Services provided by Service Provider. Client acknowledges that it will acquire no right, title or interest (including any license rights or rights of use) in any firmware or software, and the licenses therefore which are owned by Service Provider by reason of the provision of the Services provided hereunder, except to the extent that any such license rights or rights of use are provided for in a written agreement signed by Service provider and Client. Client shall treat these Software Products and all Services and related procedures as confidential, except to the extent Client is required to disclose information by valid order of a court or governmental agency or if the information is available in the public domain through no fault of Client. Client agrees that Software Products provided to Client under this Agreement are for Client’s internal use only. Client shall not copy, modify, reverse engineer, or in any way alter or make available to others the Software Products, without Service Provider’s express written consent.

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Upon expiration or termination of this Agreement, with or without cause, Client shall immediately cease to use and shall, upon Service Provider’s instruction, promptly return all Software Products and other materials and documentation provided by Service Provider pursuant to this Agreement or, at Service Provider’s option and instructions, destroy and certify to the destruction of all such materials. Nothing in this paragraph shall prevent Client from using (except not in a way that interferes with Service Provider’s delivery of the Services during the term of this Agreement) or developing software with the same or similar functionality as the Software Products.

Section 6 — Obligations and Relationship

6.1	Service Provider’s Obligations. Service Provider will provide, or cause to be provided, the Services in accordance with Service Provider’s standard policies, procedures and practices in effect immediately prior to the date hereof, as the same may be changed from time to time, and the Exhibits. In providing the Services, Service Provider shall at all times exercise the same care and skill as it exercises in performing like services for itself and other third parties, if any. Except as provided in the preceding sentence, the Services are provided on an “AS IS” basis.

6.2	Client’s Obligations. In addition to any Client obligations described in the Exhibits or in any other provision of this Agreement:

(a)	Before such time as disbursements are required, Client shall be obligated to sufficiently fund its bank accounts on which Client payroll checks are drawn, from which direct deposits are made, from which payroll-related taxes are paid, and from which payments are made to creditors to fulfill wage attachments processed by Service Provider on behalf of Client employees.

(b)	Client shall be solely responsible for all costs, expenses and liabilities caused by its failure to provide Service Provider with timely, complete and accurate information and funds for disbursement.

(c)	Client shall be solely responsible for entering and verifying the accuracy, timeliness and completeness of any and all data transmitted to and produced by Service Provider as part of Services.

(d)	Client shall be solely responsible for compliance with Service Provider’s payroll processing procedures except to the extent doing so would be a violation of law.

(e)	Client shall adopt reasonable measures to limit its exposure with respect to any potential losses and damages, including examination of relevant materials prior to use, provision for identification and correction of errors and omissions, preparation and storage of Client’s own backup data sources, replacement of lost or mutilated documents, and reconstruction of data.

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(f)	Client shall notify Service Provider promptly of any error or omission, or unscheduled delay, interruption, or unavailability of the Services of which it becomes aware.

(g)	Client shall be the guarantor and obligor of all costs, expenses and liabilities of Service Provider arising out of the acts or omissions of Client’s locations receiving the Services, or any portion thereof, including any and all liabilities or obligations arising under Section 8.2 herein.

(h)	Client shall pay its bank(s) directly for all bank account service fees and related bank account expenses related to the Services.

(i)	Client shall authorize Service Provider to access bank account(s) designated and funded by Client to enable Service Provider to timely issue paychecks, make direct deposits and disburse payroll tax payments including but not limited to employee tax withholdings and employer tax contributions, as applicable (via checks and electronic funds transfer) and wage garnishment payments in accordance with its responsibilities under this Agreement.

(j)	Client shall identify its employees who are authorized to coordinate security system management, and its employees who are to have Marrpay® Software or LMS access.

(k)	Client shall not submit and Service Provider shall not accept paper submission of source documents unless expressly agreed to and identified by name or type in writing; provided, however, that Service Provider agrees to accept master correction forms (which do not create journal entries to Client’s general ledger), Form W-2 correction documents, documentation to support requests for exemption from FICA (OASDI/Medicare) tax withholding, credit-to-wage requests, stop payment requests and rules-table source documents in paper format.

(l)	Client shall comply, and ensure the compliance of any of its designated locations, with Service Provider’s security procedures.

(m)	Client shall develop (or purchase) and install, at Client’s expense, any computer software necessary to establish connectivity to Marrpay® Software from its locations.

(n)

Client shall be solely responsible for the proper identification of new payroll units, including the identification of the unit as a taxable entity and the identification of all payroll and other taxes which are imposed on payments made under the MARRPAY® system within the jurisdiction.

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6.3	Taxes. Client will pay all applicable taxes (including, without limitation, sales, use, services, value-added, and other such transaction-based taxes), duties, and tariffs and all other taxes or charges imposed on the provision of the Services by Service Provider, except for taxes based on net income of Service Provider. If any such taxes are levied on Service Provider or deducted from amounts otherwise due to Service Provider hereunder, Client shall “gross up” the payments to Service Provider so that the net amount received by Service Provider is equal to the amount required to be paid to Service Provider hereunder.

6.4	Access. The parties acknowledge and agree that in the ordinary course of business, Client may, from time to time, require access to Client’s payroll records for various reasons. Service Provider shall provide access to Client’s payroll records upon request in accordance with the Marrpay Security Access Protocol.

6.5	Subcontracting. To the extent necessary or desirable to perform the Services, Service Provider may subcontract any part of such services; provided, however, Service Provider will continue to be responsible for its obligations under this agreement on behalf of itself and any subcontractors of Service Provider. Service Provider shall be responsible for all payments to such subcontractors (provided that such obligation of Service Provider to pay such subcontractors shall not alter the amount Service Provider is entitled to receive from Client for Services hereunder).

6.6	Relationship of Parties. In providing the Services, Service Provider shall act under this Agreement solely as an independent contractor and not as an agent or partner of Client. All employees and representatives providing the Services shall be under the direction, control and supervision of Service Provider (and not of Client) and Service Provider shall have the sole right to exercise all authority with respect to such employees and representatives and in no event shall such employees and representatives be deemed to be employees or agents of Client. Except as specifically provided herein, neither party shall act or represent or hold itself out as having authority to act as an agent or partner of the other party, or in any way bind or commit the other party to any obligations. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each party being individually responsible only for its obligations as set forth in this Agreement. Without limiting the foregoing, no services provided under this Agreement shall be construed as legal, accounting or tax advice or shall create any fiduciary obligations on the part of Service Provider to Client, or to any plan trustee or any customer of any of them.

6.7

Audit Rights. Client shall have the right, upon at least thirty (30) days written notice to Service Provider, and in a manner to avoid interruption to Service Provider’s business, to perform audit procedures over Service Provider’s internal controls and procedures for the Services provided by Service Provider under this Agreement; provided that, such audit right shall exist solely to the extent required by Client’s external auditors to ensure Client’s compliance with the Sarbanes-Oxley Act of 2002, to determine if Client’s

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financial statements conform to Generally Accepted Accounting Principles (GAAP) or to the extent required by governmental agencies. Service Provider shall provide Client and Client’s auditors with appropriate space, furnishings, and telephone, facsimile and photocopy equipment as Client or Client’s auditors may reasonably require to perform such audit procedures. Service Provider shall consider in good faith, but shall not be obligated to make, changes to its controls and procedures to address any findings of such audits. Client shall pay or reimburse all of Service Provider’s incremental costs arising from all such audit-related activities, provision of space, furnishings and equipment, and analysis and implementation, if any, of any potential changes in Service Provider’s controls or procedures described in this Section 6.7.

Section 7 — Confidential Treatment of Information

7.1	Confidentiality. Each party agrees to treat, and to cause its employees and agents to treat, confidentially all records and other information with respect to the other party. Specifically, each party agrees that it will, and will cause its employees and agents to, during the term of this Agreement and thereafter (except where required by law or court order or administrative agency order or subpoena): (a) retain all such information of the other party in confidence; (b) not disclose any such information to any third party without the permission of the other party, except as required by Law; (c) not use any such information of the other party for any purposes other than performing its obligations under this Agreement; (d) limit access to the information of the other party to those employees and agents who have a need to know the information for the business purposes of this Agreement, and maintain reasonable arrangements to protect confidentiality satisfactory to the other party with such party’s employees and agents having access to such information and with third parties having any access to such information; and (e) ensure that all tangible objects and copies thereof in such party’s possession or under its control containing or imparting any such information of the other party shall be returned to the other party at any time upon the request of the other party or upon termination of this Agreement.

7.2	Client Information. Without limiting Section 7.1, for purposes of that section, any Client Information provided by Client to Service Provider for use in connection with the performance of the Services shall remain the exclusive and confidential property of Client. Client’s employee database records and human resources and payroll information shall be deemed confidential information. Upon Client’s request, Service Provider shall provide Client’s information to third parties identified by Client as a recipient of such Client Information. Service Provider shall instruct its employees who have access to Client Information to keep the Client Information confidential by using the same care and discretion that Service Provider uses with respect to its own employee database records and human resources and payroll information.

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7.3	Retention of Client Information. Without limiting Section 7.1, Service Provider shall, to the extent applicable, retain Client Information in accordance with Service Provider’s records retention practices. Except as otherwise provided in Exhibit C, Service Provider shall, in conformity with its internal records retention practices and after advising Client of its intention at least 6 months in advance, dispose of Client Information in any manner deemed appropriate by Service Provider unless Client, prior to such disposal, furnishes written instructions for the disposition of such Client Information at Client’s expense. Service Provider shall provide to Client, in a standard format, Client Information which Client may reasonably request.

Section 8 — Disclaimers; Indemnification; Limitations of Liability

8.1	Limited Warranty. EXCEPT AS SET FORTH IN SECTION 6.1, SERVICE PROVIDER DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CUSTOM OR USAGE IN THE TRADE, IN CONNECTION WITH THE PROVISION OF THE SERVICES UNDER THIS AGREEMENT.

8.2	Limitations of Liability and Indemnification.

(a)	With regard to any and all damages, fines, penalties, deficiencies, losses, liabilities (including settlements and judgments) and expenses (including interest, court costs, reasonable fees and expenses of attorneys, accountants and other experts and professionals or other reasonable fees and expenses of litigation or other proceedings or of any claim, default or assessment) (collectively, “Losses”) arising out of a breach of Service Provider’s obligations in connection with the provision of Services under this Agreement, other than Losses arising as a result of the fraud or willful misconduct of Service Provider, Service Provider’s sole liability for such Losses shall be to use reasonable commercial efforts to re-perform such services. Service Provider agrees to indemnify, defend and hold harmless Client and its Affiliates and their respective directors, officers, employees and agents as a result of the fraud or willful misconduct of Service Provider. Client shall promptly advise Service Provider of any such breach of which it becomes aware.

(b)

EXCEPT FOR ITS OBLIGATION TO COMPLY WITH SUBSECTION (a) ABOVE, SERVICE PROVIDER SHALL NOT BE LIABLE FOR ANY LOSSES IN CONNECTION WITH THIS AGREEMENT. CLIENT AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS SERVICE PROVIDER AND ITS AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS (“INDEMNIFIED PERSONS”) FROM ANY CLAIMS ASSERTED, OR ASSOCIATED LOSSES, BY OR ON BEHALF OF THIRD PARTIES OR WHICH RESULT FROM GOVERNMENTAL ACTION. TO THE MAXIMUM EXTENT PERMISSIBLE UNDER APPLICABLE LAW, IN NO EVENT SHALL A PARTY OR ITS AFFILIATES OR AGENTS BE LIABLE TO ANY INDEMNIFIED

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PERSON FOR LOSS OF PROFITS, LOSS OF BUSINESS, OR LOSS OF DATA, OR FOR ANY PUNITIVE, SPECIAL, CONSEQUENTIAL, EXEMPLARY, INCIDENTAL OR OTHER INDIRECT DAMAGES, IN CONNECTION WITH THIS AGREEMENT UNLESS SUCH DAMAGES ARE AWARDED AND REQUIRED TO BE PAID BY AN INDEMNIFIED PERSON TO A THIRD PARTY PURSUANT TO AN ORDER OF A GOVERNMENTAL AUTHORITY.

(c)	The party required to indemnify pursuant to this Article (the “Indemnitor”), upon demand by a party (“Indemnitee”), at Indemnitor’s sole cost and expense, shall resist or defend such Claim (in the Indemnitee’s name, if necessary), using such attorneys as the Indemnitee shall approve, which approval shall not be unreasonably withheld. If, in the Indemnitee’s reasonable opinion, there exists a conflict of interest which would make it inadvisable to be represented by counsel for the Indemnitor, the Indemnitor and the Indemnitee shall jointly select acceptable attorneys, and the Indemnitor shall pay the reasonable fees and disbursements of such attorneys.

8.3	Force Majeure. No party shall be liable for any interruption, delay or failure to perform any obligation under this Agreement when such interruption, delay or failure is due to causes beyond its reasonable control, including any strikes, lockouts, acts of any government, riot, insurrection or other hostilities, embargo, fuel or energy shortage, fire, flood, acts of God, or general inability (not specific to the claiming party) to obtain necessary labor, materials or utilities. In any such event, the claiming party’s obligations hereunder shall be postponed for such time as its performance is suspended or delayed on account thereof and the claiming party shall have no liability to the other party in connection therewith. The claiming party will promptly notify the other party, in writing, upon learning of the occurrence of such event of force majeure. Upon the cessation of the force majeure event, the claiming party will use reasonable commercial efforts to resume its performance promptly.

8.4	Laws and Government Regulations. Notwithstanding the obligations of Service Provider to perform the Services under this Agreement, Client shall be solely responsible for compliance with all laws and government regulations affecting its business, including but not limited to payment of tax penalties and interest, garnishment payments and other compliance related expenses originating from the Services.

8.5	Exclusive Liability. The foregoing provisions of this Section 8 set forth the full extent of the parties’ liability (monetary or otherwise) under this Agreement for any and all Losses.

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Section 9 — Default

Either party shall be in “Default” under this Agreement if (i) it is in breach of its obligations under this Agreement, (ii) it receives notice of such breach, such notice to describe the nature of such breach in detail and (iii) such breach has not been cured within thirty (30) days of the date of receipt of such notice (in which event the day after the last date of said cure period shall be the Default Date), except that it shall be a Default by Client if Client fails to make any required payment when due, which failure is not remedied within five (5) days after receipt of written notice thereof, and either party shall be in Default on the date of its committing an act of liquidation or bankruptcy, including, without limitation, a filing under the Bankruptcy Act or under other similar bankruptcy laws, an assignment for the benefit of creditors, or otherwise ceasing to continue business operations as a result of insolvency. Without limiting the foregoing, a payment or other breach by MVWC with respect to one or more Services shall give Service Provider the right to suspend such Services until such breach is cured. The failure of a party to exercise its rights hereunder with respect to a breach by the other party shall not be construed as a waiver of such rights no prevent such party from subsequently asserting such rights with regard to the same or similar defaults.

Service Provider shall not be liable or deemed to be in Default for any delay or failure to perform hereunder resulting, directly or indirectly, from any cause beyond Service Provider’s reasonable control, including but not limited to limitations upon the availability of Client funds required to make timely disbursements, the temporary unavailability of communications and computing facilities or equipment, or the failure of Client to satisfy the time requirements established by Service Provider for the provision of information.

Section 10 — Miscellaneous

The following sections of the Separation Agreement are hereby incorporated herein by reference, and unless otherwise expressly specified herein, such provisions shall apply as if fully set forth herein (references in this Section 10 to an “Article” or “Section” shall mean Articles or Sections of the Separation Agreement unless otherwise indicated): Article VIII (Further Assurances); Article IX (Termination); Section 11.1 (Counterparts; Entire Agreement; Corporate Power); Section 11.2 (Governing Law); Section 11.3 (Jurisdiction); Section 11.4 (Waiver of Jury Trial); Section 11.5 (Assignment); Section 11.6 (Third Party Beneficiaries); Section 11.7 (Notices); Section 11.8 (Severability); Section 11.10 (Headings); Section 11.11 (Waivers of Default); Section 11.12 (Specific Performance); Section 11.13 (Amendments); and Section 11.16 (Interpretation).

[Signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

MARRIOTT INTERNATIONAL, INC.

Date:	November 17, 2011	BY:	/s/ Kevin M. Kimball
Name: Kevin M. Kimball
Title: Vice President

MARRIOTT VACATIONS WORLDWIDE CORPORATION

Date:	November 17, 2011	BY:	/s/ Ralph Lee Cunningham
Name: Ralph Lee Cunningham
Title: Executive Vice President

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EXHIBIT A — SOFTWARE SERVICES

(1)	Service Provider is the owner of, or the licensee of, certain Software Products. Service Provider agrees, pursuant to this Agreement, to license, sub-license or sub-sub-license to Client those portions of the Software Products delivered to Client as necessary to provide the Services to Client, and to grant Client access to the Services. Except as otherwise provided in this Exhibit A, Client acknowledges that it will acquire no right, title or interest (including any license rights or rights of use) in any firmware or software, and the licenses therefor which are owned by Service Provider, as applicable, by reason of the provision of the Services provided hereunder.

(2)

Subject to Section 6.1, as part of providing the Services, Service Provider shall provide Client with access to the Marrpay® Software through the Marrpay On-Line Service® (currently accessible via Host On Demand), and access to LMS.

(3)	Subject to the applicable costs specified in section (2) of Exhibit D, Client may add or remove business locations upon giving Service Provider no less than 30 days notice; provided that, in the event of an acquisition, business combination or other transaction by Client involving the addition of more than 1000 employees or more than 20 locations, Service Provider will not be required to provide services with respect to such additional employees unless the parties shall mutually agree otherwise.

(4)	With respect to any enhancements to the Software Products that Service Provider initiates and develops in its sole discretion, Client shall accept such enhancements as Service Provider will advise are appropriate to maintain compatibility with the latest version of the Software Products. Service Provider shall provide Client with reasonable notice of any such enhancements. Client also shall accept enhancements made by Service Provider for the purpose of legal compliance. Notwithstanding the foregoing, unless required by law, Service Provider shall not implement any substantial changes affecting Client unless Service Provider has furnished Client notice (the same notice Service Provider provides its own business) thereof.

Without limiting the foregoing, it is understood that Service Provider has approved a project plan to replace LMS with another labor management scheduling application during 2013. Client may elect upon reasonable notice to Service Provider to maintain its LMS access for the term of this Agreement, provided that in such event Client shall pay or reimburse all of Service Provider’s costs to provide such continued access to LMS. Commencing with the date hereof, Service Provider shall provide Client notice no less often than once each calendar quarter, and beginning January 1, 2013, no less often than once each calendar month, which notice shall be deemed sufficient for purposes of this paragraph (4), of Service Provider’s latest assessment of the expected schedule for implementing the replacement of LMS.

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(5)

Service Provider will provide Client with commercially reasonable programming support solely to establish and maintain the necessary interfaces between Client’s third party benefit providers and Marrpay®. “Reasonable programming support” shall be deemed to be the level of support that would be required, utilizing existing personnel, to reprogram existing interfaces to accommodate outside parties if such parties accepted the current interface format. Nothing in this paragraph shall require Service Provider to provide support or develop functions for services that it is not currently providing to Client or to modify any systems that are currently being used to provide services to Client except to the extent described above as “Reasonable programming support.”

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EXHIBIT B — PAYROLL SERVICES

(1)	Payroll Payment Production

•	Provide for weekly and bi-weekly payroll-payment frequencies

•	Provide for acceptance of time data inputs from applications to include LMS, Mosaic, and/or Marrpay® Online Services.

•

Provide for edit and validation of time data and certain other controls for computing gross compensation, tax deductions, wage attachments, insurance deductions, receivables, deductions for savings plans, and others which facilitate computing net pay

•	Produce payroll payments via check, direct deposit and/or pay card

•	Manage 3rd party relationship with TALX for Employment Verification Services

•	Manage ancillary processes to include: manual check production, check reversals, stop payments

•	Manage garnishment/wage attachment process to include set up, withholdings, and payments to creditors

•	Manage all tables required to ensure Marrpay® function, including, but not limited to, occupation code tables, unit header tables and deduction code tables

•	Provide new hire reporting as required

(2)	Payroll Accounting

•	Provide payroll activity data for recording to general ledger

•	Balance sheet account reconciliations

•	Initiate payroll payments from Client bank accounts (Citibank for checks, JPMC for direct deposit and pay card)

•	Bank account management for Citibank account via Drafts Reconciliation System (check issues/clears)

•	Journal entry processing

(3)	Payroll Tax

•	Withholding for Federal, State, Local, Virgin Islands, and Unemployment taxes

•	File Federal, State, Local, Unemployment, Bureau of Labor Statistics, and SSA returns and make appropriate tax deposits

•	Calculating, depositing and reporting of certain miscellaneous employer payroll taxes and information returns (e.g., Nevada Business Tax)

•	Social Security Number Verification

•	Preparing, distributing, and filing of Forms W-2 and automated Forms W-2C; Forms 8027 (employees Annual Information Return of Tip Income and Allocated Tips)

•	Manage 3rd party relationship with TALX for Unemployment services

•	Manage tip and TEFRA sales reporting

•	Partner with AonHewitt on F1/J1 associates, IRS Lock in Letters, and federal and state tax exempt withholding requests

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•	Tax research and compliance

•	Reconciliations as needed for executive compensation schedules for proxy statements, divorce, etc.

•	Maintain tax tables for rate changes and new unit set ups

•	Support properties under examination for federal, state, local, and union audits

(4)	Payroll User Support

•	Provide Help Desk support to associates, HR Professionals, Paymasters, Payroll administrators, etc. for payroll-related inquiries

•	Provide access that allows for entry and retrieval of payroll information

(5)	Payroll Systems Support and Maintenance

•	Provide support for system maintenance and required regulatory updates to include applicable federal, state, and local tax tables

•	Provide configuration and on boarding support for new business units to Marrpay® and LMS

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EXHIBIT C – TERMINATION SERVICES

(1)	The Termination Services shall commence upon or before the expiration of the Non-Termination Services, as applicable, and each of such Termination Services shall cease upon expiration of the applicable periods of service set forth in paragraph 4 below, or such other period as mutually agreed between the parties. Nothing in this Exhibit C shall be deemed to constitute an extension of the period for which Non-Termination Services are provided under this Agreement.

(2)	Notwithstanding paragraph (1) of this Exhibit C, Client must pay Service Provider all costs due Service Provider under the Agreement relating to already-performed Non-Termination Services before Service Provider shall perform the Termination Services.

(3)	Client shall pay Service Provider all applicable costs set forth in Exhibit D for the Termination Services. If Client fails to pay such costs timely pursuant to Section 3 of the Agreement, Service Provider may terminate the provision of all Termination Services upon notice to Client regarding Client’s Default, provided such Default is not cured within 5 days of such notice. This shall not relieve Client of its obligations to pay all costs or interest under Section 3 of the Agreement.

(4)	Subject to the provisions of this Exhibit C, and to additional terms and conditions to be negotiated and mutually agreed upon by the parties in good faith, Service Provider shall provide commercially reasonable services and assistance to transition the Non-Termination services to Client or a third party provider, including but not limited to any of the following Termination Services as elected to be received by Client:

a)	Change in Tax Filing Status: Service Provider shall notify federal, state and local taxing jurisdictions regarding cessation of common pay agent status effective following the pertinent tax quarter.

b)	Tip-reporting data: Service Provider shall accumulate and report all Client tip-reporting data on Marrpay® to the appropriate taxing authorities for the final year of the Termination Services.

c)	Garnishments: Service Provider shall provide Client with copies of all then-current garnishment orders pursuant to a mutually agreed upon schedule and term. Service Provider shall provide Client with new garnishment orders (that Service Provider reasonably believes are intended for Client) received by Service Provider during the six-month period following the earlier of June 30, 2014 or expiration or cancellation of Non-Termination Services in accordance with Section 4 of the Agreement.

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d)	Data: Service Provider shall provide Client with all necessary information to allow Client to transition to a new payroll vendor, as mutually agreed upon by the parties. This information may include payroll payment data for all Client employees, file layouts and data mapping, and OnDemand reports.

e)	File of Draft Reconciliation Software (DRS) Data: Service Provider shall provide Client a file containing the information on outstanding payroll checks that have not cleared the banking system in DRS as of the expiration or cancellation of Non-Termination Services in accordance with Section 4 of the Agreement.

f)	Escheatment: Service Provider will perform escheat-compliance services during the six-month period following the earlier of June 30, 2014 or the date that the Non-Termination Services expire or are cancelled in accordance with Section 4 of the Agreement.

g)	Form W-2 Services: For the nine-month period following the end of the last tax year for which Non-Termination Services are provided, Service Provider shall file manual Forms W-2c and provide to Client re-issues of Forms W-2 and Forms W-2c relating to such tax year.

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EXHIBIT D — COST SCHEDULE

The costs paid by Client to Service Provider shall include the sum of all of the costs specified below, as applicable.

(1)	Base Services Fee. The Base Services Fee for 2011 shall be $2.04 per Weeks Reported for Pay. The Base Services Fee shall be adjusted for 2012 and 2013 in accordance with Section 3.1 with respect to allocated costs.

(2)	LMS Fee. In addition to the Base Services Fee, Client shall be charged one or both of the following costs, as applicable, for access to, use of and/or changing of LMS as part of the Services:

a.	LMS Application Support Fee. This fee is for ongoing support of LMS at each Client location as of the Closing. In 2011, such fee shall be based on the rate of $40 per manager per period. This fee shall be adjusted for 2012 and 2013 in accordance with Section 3.1 with respect to allocated costs.

b.	LMS On-boarding Fee. This fee shall apply to each new Client location/unit to receive Services, and shall include:

i.	One-time charge for configuration – Fee shall be $4,100 in 2011, which shall be adjusted for 2012 and 2013 in accordance with Section 3.1 with respect to allocated costs.

ii.	One-time charge for training – Fee shall be $8,500 for training commenced in 2011, which shall be adjusted for 2012 and 2013 in accordance with Section 3.1 with respect to allocated costs.

iii.	Systems changes – Fee shall be determined based on the specific services requested.

(3)	Unemployment Services Fee. Client shall be charged a separate fee on a quarterly basis for Unemployment services described in Exhibit B, section (3). Such fee shall be at Service Provider’s cost which shall be the amount invoiced by the third party vendor (currently, TALX) pertaining to services provided exclusively to Client, and Service Provider shall provide Client with invoice from such third party vendor.

(4)

Termination Services Fee. Client shall reimburse Service Provider for (i) any out of pocket costs incurred by Service Provider in providing the Termination Services, (ii) any costs and expenses of employees of Service Provider that are allocated to a fund or specified payment source (for the avoidance of doubt, Client is not responsible for internal costs incurred by Service Provider, and not allocated to such a fund or specified payment source, that otherwise would have been incurred if the Termination Services were not provided), in providing Termination Services, and (iii) severance and other termination payments made by Service Provider for the termination of employment of employees of Service Provider (if any), it being understood that Client shall only be responsible for such severance and termination costs as are mutually agreed to by Service

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Provider and Client with respect to employees of Service Provider who are primarily engaged in providing the Services (for the avoidance of doubt, Client is not responsible for severance and other termination payments made by Service Provider for the termination of employees of Service Provider who were not primarily engaged in providing the Services to Client).

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